Exhibit 99.2

TRADING DATA

EMU Investments LLC

Shares of Common Stock Purchased	Price Per Share ($) (15)		Date of Purchase
130,132	$7.54	(2)	May 1, 2018
361,925	$8.70	(3)	May 2, 2018
24,242	$9.00	(4)	May 2, 2018
236,500	$9.01	(5)	May 3, 2018
135,000	$9.48	(6)	May 4, 2018
559,378	$9.77	(7)	May 7, 2018
212,052	$9.77	(8)	May 8, 2018
241,203	$9.59	(9)	May 9, 2018
157,862	$9.93	(10)	May 10, 2018
946,056(1)	$7.59		May 11, 2018
75,000	$10.02	(11)	May 11, 2018
171,668	$10.35	(12)	May 14, 2018
394,539	$10.69	(13)	May 15, 2018
85,000	$11.34	(14)	May 16, 2018
473,074	$12.51	(16)	May 17, 2018

Staples, Inc.

None.

Arch Investors L.P.

None.

SP GP (Cayman) Ltd.

None.

Sycamore Partners II, L.P.

None.

Sycamore Partners II GP, L.P.

None.

Sycamore Partners II GP, Ltd.

None.

Stefan L. Kaluzny

None.

(1)	Represents a privately negotiated block trade with a single counterparty. Beneficial ownership of such shares was acquired by certain of the Reporting Persons on April 26, 2018, April 27, 2018 and April 30, 2018.
(2)	The purchase price is a weighted average price. These shares were purchased in multiple transactions at prices ranging from $7.37 to $7.68, inclusive. The reporting persons undertake to provide to the staff of the Securities and Exchange Commission (the “Staff”), upon request, full information regarding the number of shares purchased at each separate price within the ranges set forth in footnotes (2), (3), (4), (5), (6), (7), (8), (9), (10), (11), (12), (13) and (14).
(3)	The purchase price is a weighted average price. These shares were purchased in multiple transactions at prices ranging from $7.99 to $8.99, inclusive.
(4)	The purchase price is a weighted average price. These shares were purchased in multiple transactions at prices ranging from $8.995 to $9.01, inclusive.

(5)	The purchase price is a weighted average price. These shares were purchased in multiple transactions at prices ranging from $8.70 to $9.20, inclusive.
(6)	The purchase price is a weighted average price. These shares were purchased in multiple transactions at prices ranging from $9.06 to $9.75, inclusive.
(7)	The purchase price is a weighted average price. These shares were purchased in multiple transactions at prices ranging from $9.41 to $10.00, inclusive.
(8)	The purchase price is a weighted average price. These shares were purchased in multiple transactions at prices ranging from $9.55 to $9.96, inclusive.
(9)	The purchase price is a weighted average price. These shares were purchased in multiple transactions at prices ranging from $9.25 to $10.00, inclusive.
(10)	The purchase price is a weighted average price. These shares were purchased in multiple transactions at prices ranging from $9.45 to $10.00, inclusive.
(11)	The purchase price is a weighted average price. These shares were purchased in multiple transactions at prices ranging from $9.96 to $10.11, inclusive.
(12)	The purchase price is a weighted average price. These shares were purchased in multiple transactions at prices ranging from $10.02 to $10.46, inclusive.
(13)	The purchase price is a weighted average price. These shares were purchased in multiple transactions at prices ranging from $10.24 to $10.97, inclusive.
(14)	The purchase price is a weighted average price. These shares were purchased in multiple transactions at prices ranging from $10.97 to $11.50, inclusive.
(15)	Inclusive of brokerage commission.
(16)	The purchase price is a weighted average price. These shares were purchased in multiple transactions at prices ranging from $11.99 to $12.97, inclusive.